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                                                                    Exhibit 10.1

              RESIGNATION, SEVERANCE AND GENERAL RELEASE AGREEMENT

      THIS AGREEMENT ("Agreement") is made and entered into as of March 31, 2005, by and between JOE K. MCARTHUR ("McArthur") and FIRST FEDERAL OF THE SOUTH, a federal savings bank and SOUTHFIRST BANCSHARES, INC. (singularly and collectively referred to as "Employer"), as follows:

                              W I T N E S S E T H:

      WHEREAS, McArthur has been employed as an officer and director of Employer for many years, most recently pursuant to employment agreement with First Federal of the South dated as of January 1, 2005, and employment agreement with SouthFirst Banchares, Inc. dated as of October 1, 2003; and

      WHEREAS, McArthur has tendered his resignation to the Boards of Directors of Employer conditioned upon the mutual execution of this Agreement; and

      WHEREAS, the parties have mutually agreed to the terms of this Agreement;

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Resignation. McArthur does resign as an officer, director and committee member of Employer effective 12 o'clock noon on March 31, 2005. Employer hereby accepts McArthur's resignation.

      2. Severance Benefits. McArthur shall be paid a severance benefit in one lump sum of $228,361.00. Such payment, less $2854.00 for the purchase of McArthur's company car, shall be made contemporaneously with the execution of this Agreement, and is based on Schedule "1" attached hereto and made a part hereof. In addition to the Severance Benefits described above, the Employer agrees to pay McArthur $10,000 for the surrender of all stock options in the shares of either or both Employer, that McArthur possess.

      3. Change in Control. The parties agree that in the event of a change in control of either Employer, the change in control benefit heretofore available to McArthur under paragraph 11(a) of the First Federal of the South Amended and Restated Employment Agreement and the SouthFirst Bancshares, Inc. Amended and Restated Employment Agreement shall be in full force and effect as though McArthur's employment had been terminated by the Employer without McArthur's prior written consent and for a reason other than for Cause, death or disability. The parties intend by this paragraph to enable McArthur to enjoy the benefits that would have accrued to him under the change in control provision of paragraph 11 of the referenced agreements had McArthur remained in employment for 24 months following the effective date of his resignation. Provided, however, the parties do by execution of this Agreement, acknowledge that in the event of McArthur's death prior to an event described under paragraphs 11(a) of the

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above referenced employment agreements, McArthur shall not be entitled to any benefit set forth in such paragraphs.

      4. Indemnity. For a period of two years from the date of this Agreement, Employer agrees not to delete former officers and directors from coverage under any Employer maintained errors and omissions policy of insurance.

      5. Deferred Compensation Agreement. Employer and McArthur agree that McArthur has vested rights under the Deferred Compensation Agreement dated November 16, 1994; that the vested benefit is 11.25 years; that the benefit to be provided thereby is $1834.69 per month for 180 months, commencing on the earlier of McArthur's attaining age 65, or his death; and, that should McArthur die before full payout of such benefit, then the payment will be due and payable to McArthur's designated beneficiary.

      6. General Release. In consideration of the promises set forth herein, the sufficiency of which consideration is hereby acknowledged, McArthur hereby releases and forever discharges Employer and any of its directors, officers, agents and employees, from any and all causes of action or claims of any type that McArthur might have from the beginning of time through the date of McArthur's execution of this Agreement, arising or which could have arisen out of McArthur's employment relationship with Employer, including but not limited to causes of action or claims of any type arising under the Civil Rights Acts of 1866, 1871, 1964 and 1991(as amended), the National Labor Relations Act, the Fair Labor Standards Act, the Equal Pay Act, the Occupational Safety and Health Act, the Family Medical and Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 (except with respect to vested retirement benefits), and any other federal, state or local statute, law, ordinance, regulation or order that may give rise to any cause of action. McArthur further agrees and covenants never to institute directly or indirectly or to participate in any action or proceeding of any kind against Employer, its directors, officers, agents and employees.

      7. No Admission. Neither this Agreement nor any act taken by Employer pursuant to this Agreement shall, in any way, be construed as an admission by Employer of any liability, wrongdoing or violation of law, regulation, contract or policy.

      8. Confidentiality. This Agreement and all of its terms and provisions are strictly confidential and shall not be divulged by the parties or disclosed in any way to any person other than the Employer, its officers and directors, its legal and tax advisors, and its regulators, or to McArthur, his spouse or legal and tax advisor(s), and McArthur will protect the confidentiality of this Agreement in all regards. McArthur agrees and understands that a breach of this confidentiality provision will be grounds entitling Employer to the return of the severance benefits recited hereinabove and for damages resulting from any harm to Employer including, but not limited to, Employer's reasonable attorneys' fees in connection therewith.

      9. Non-Disparagement and Neutral Reference. Employer and McArthur agree that they will not disparage one another to any other person or entity. If McArthur seeks an employment reference from Employer, he should direct any such request to Allen G. McMillan, III. Employer agrees that it will provide a neutral reference consisting only of McArthur's dates of employment and positions held.

                                        2
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      10. Entire Agreement. The document constitutes the complete and entire agreement between the parties. This Agreement shall supercede and replace any and all prior written or oral agreements previously entered into between the parties with respect to the subject matter hereof and any such prior agreements shall be null and void and of no consequence.

      11. Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

      12. Governing Law. To the extent state law is not preempted by applicable federal law, this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Alabama.

      13. Consultation with Legal Counsel. McArthur has reviewed and considered this Agreement prior to signing it with legal counsel. McArthur represents and acknowledges that he has been fully informed and fully understands all the provisions of this Agreement. McArthur also represents and acknowledges that he has executed this Agreement voluntarily, with full knowledge of its significance.

      14. Non-Modification. Nothing contained in this Agreement is intended to alter or modify any rights, obligations or duties that either party may have under deferred compensation agreements or option agreements that may have heretofore been established for the benefit of McArthur or entered into by and between McArthur and Employer.

      15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties.

      16. ALTERNATIVE DISPUTE RESOLUTION. THE PARTIES TO THIS AGREEMENT HEREBY EXPRESS THAT ALL DISPUTES, CONTROVERSIES OR CLAIMS OF ANY KIND AND NATURE BETWEEN THE PARTIES HERETO, ARISING OUT OF OR IN ANY WAY RELATED TO THE WITHIN AGREEMENT, ITS INTERPRETATION, PERFORMANCE OR BREACH, SHALL BE RESOLVED EXCLUSIVELY BY THE FOLLOWING ALTERNATIVE DISPUTE RESOLUTION MECHANISMS:

            (a) Negotiation -- The parties hereto shall first engage in a good faith effort to negotiate any such controversy or claim by communications between them. Said Negotiations may be oral or written. To the extent that they are oral, they should be confirmed in writing.

            (b) Should the above-stated negotiations be unsuccessful, the parties shall engage in mediation pursuant to the American Arbitration Association Commercial Mediation Rules, or such other mediation rule as the parties may otherwise agree to choose.

            (c) Should the above-stated mediation be unsuccessful, the parties shall agree to arbitrate any such controversy or claim with the express understanding that this Agreement is affected by interstate commerce in that the goods and services which are the subject matter of this Agreement, pass through interstate commerce. Said arbitration shall be conducted pursuant

                                        3
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to the American Arbitration Association Commercial Arbitration Rules (the
"Arbitration Rules") or such other arbitration rule as the parties may otherwise agree to choose.

            (d) The cost of the above-stated mediation shall be borne equally between the parties. The cost of the above-stated arbitration shall be borne by the party against whom an award is issued and in favor of the prevailing party. In either event, each party shall bear the cost of its own attorney's fees and costs.

      THE PARTIES UNDERSTAND AND AGREE (i) THAT EACH OF THEM IS WAIVING RIGHTS TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL; (ii) THAT PRE-ARBITRATION DISCOVERY IN ARBITRATION PROCEEDINGS IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS; AND (iii) THAT THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING, AND (iv) EITHER PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS, IS STRICTLY LIMITED.

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      The venue for mediation and/or arbitration under this paragraph shall be in the City of Birmingham, State of Alabama.

                              __________________________________________________
                              JOE K. MCARTHUR

                                                   (McArthur)

                              FIRST FEDERAL OF THE SOUTH, a federal savings bank

                              By: ________________________________
                                  Allen G. McMillan, III
                                  Its: Chairman of the Board of Directors

                              SOUTHFIRST BANCSHARES, INC.

                              By: ________________________________
                                  Allen G. McMillan, III
                                  Its: Chairman of the Board of Directors

                                                  (Employer)

                                        5
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                                  SCHEDULE "1"

                              [SEVERANCE  BENEFITS]

                                 Joe K. McArthur
                             Compensation & Benefits

                                     2000         2001        2002        2003        2004      Total       5 yr. Avg
                                    -------     -------     -------     -------     -------   ---------     ---------
Base Salary                         105,000     107,916     142,917     150,000     150,000     655,833      150,000
Bonus                                17,065       8,875      10,000       8,650       5,769      48,359        9,672
Dividend Incentive Plan              12,425      15,439      15,439      18,019      18,019      79,341       15,868
Profit Sharing Plan - 401K Match      1,017       2,877       4,275       1,125           -       9,294        1,859
ESOP Company Contribution             3,260       3,550       2,547       5,621           -      15,078        3,016
Directors Fees                       13,155      19,725      22,995      24,000      21,000     100,875       20,175
Committee Fees                            -           -           -           -           -           -            -
Health Insurance                      3,660       3,348       3,752       4,525       4,857      20,142        4,028
Life & Disability Insurance             660         450         968         966         966       4,008          502
Country Club Dues                     1,680       1,680       1,680       1,680       1,680       8,400        1,680
Automobile                              964         964       1,465       1,485       1,485       8,383        1,277
Deferred Comp Premium                17,835      17,835      17,835      17,835      17,835      89,175       17,635
Cell Phone                                -           -       2,150       2,150       2,150       6,450        2,150
                                    -------     -------     -------     -------     -------   ---------      -------
Total Severance                     176,721     180,659     226,141     236,056     223,761   1,043,338      228,361
                                    =======     =======     =======     =======     =======   =========      =======